Exhibit 10.2

AMENDMENT NO. 1 TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”) dated this 26th day of May, 2005 (the ”Amendment Date”) is entered into by and between Dresser, Inc. and any of its subsidiaries and affiliates as may employ Employee from time to time, (collectively, “Employer”) and John P. Ryan (“Employee”) in order to amend certain provisions of the Executive Employment Agreement between Employer and Employee dated January 29th, 2001 (the “Agreement”).

WITNESSETH:

WHEREAS, Employee and Employer desire to amend certain terms of the Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Employer and Employee agree as follows:

1.	Section 1.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

1.2 Beginning as of December 20, 2004, Employee shall be employed as the President and Chief Operating Officer of Dresser, Inc. Employee agrees to serve in the assigned position or in such other executive capacities as may be requested from time to time by Employer and to perform diligently and to the best of Employee’s abilities the duties and services pertaining to such positions as reasonably determined by Employer, as well as such additional or different duties and services appropriate to such positions which Employee from time to time may be reasonably directed to perform by Employer.

2.	Section 2.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.1 Beginning as of January 1, 2005, Employee’s base salary during the Term shall be not less than $400,000 per annum which shall be paid in accordance with the Employer’s standard payroll practice for its executives. Employee’s base salary may be increased from time to time. Such increased base salary shall become the minimum base salary under this Agreement and may not be decreased thereafter without the written consent of Employee.

3.	Section 2.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

2.2 Beginning as of January 1, 2005, during the Term, Employee shall participate in an annual incentive plan, as approved by Employer, with a target bonus equal to 50% of Employee’s base salary (the “Target Annual Bonus”). Notwithstanding the aforementioned, it is specifically understood and agreed that all determinations relating to Employee’s participation, including, without limitation, those relating to the performance goals applicable to Employee shall be made in the sole discretion of the person or committee to whom such authority has been granted.

4.	Section 3.2(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

(ii) Employer Termination for Cause. Termination of Employee’s employment by Employer for Employer Cause shall mean a termination of employment at the election of Employer when there is “Employer Cause”. “Employer Cause” shall mean any of the following: (a) Employee’s gross negligence or willful misconduct in the performance of the duties and services required of Employee pursuant to this Agreement, (b) Employee’s final conviction of or plea of guilty or nolo contendere to a felony or Employee engaging in fraudulent or criminal activity relating to the scope of Employee’s employment (whether or not prosecuted), (c) a material violation of the Code of Business Conduct, provided that it has been provided to Employee in writing prior to such alleged violation; (d) Employee’s material breach of any material provision of this Agreement, provided that Employee has received written notice from Employer and been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach, or (e) any continuing or repeated failure to perform the duties as requested in writing by the Board of Directors of Employer after Employee has been afforded a reasonable opportunity (not to exceed 30 days) to cure such breach. Determination as to whether or not Employer Cause exists for termination of Employee’s employment will be made by not less than 75% of the members of the Board of Directors of Employer at a meeting in which Employee shall have the right (i) to have received not less than 10 days prior to the meeting written notice of the date, time and place of the meeting and the charges (in reasonable detail) to be considered, (ii) to appear at the meeting with counsel, and (iii) to answer any charges made concerning the existence of Employer Cause. Any determination by the Board of Directors of Employer of Employer Cause at such meeting shall not be entitled to any deferential or evidentiary weight or presumption of correctness, and at the election of Employee, shall be determined pursuant to Section 6.6 in a de novo review, with Employer having the obligation to prove Employer Cause by clear and convincing evidence. During the foregoing process, Employer may, without Employer creating any default under this Agreement or incurring any additional liability of any kind and at Employer’s sole discretion, place Employee on paid administrative leave and relieve Employee of all or any part of his responsibilities. Notwithstanding the foregoing, and regardless of whether the process results in a finding that Employer Cause existed for the termination, the year in which such termination shall be deemed to have occurred, for purposes of determining Employee’s entitlement to payments of unpaid individual bonuses or incentive compensation shall be the year in which Employer first informs Employee that he is terminated for Employer Cause. “Employer Cause” shall not mean any of the following: (1) Employee’s bad judgment; (2) Employee’s negligence; (3) any act or omission that Employee believed in good faith was in or was not opposed to the interests of Employer; or (4) any act or omission of which any non-employee member of the Board of Directors of Employer who is not a party to such act or omission had actual knowledge for at least six months.

5.	Section 3.3(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) Subject to and in accordance with the terms and conditions of the Amended and Restated Investor Rights Agreement between Employer and certain of its stockholders as it may be hereafter amended or restated (the “IRA”), the cash value of Employee’s stock, options, or other equity interests in DEG for the following categories: (1) stock or other equity interests which represent a direct investment in DEG by the Employee; (2) vested options which were previously granted to Employee and based on Employee’s continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any vested performance-based options granted to the Employee. For purposes of clarification, it is specifically understood and agreed that: (a) all options previously granted under categories (2) and (4) above that are unvested at the time of the Employee’s termination of employment shall be forfeited by the Employee; and (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee’s termination. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in the IRA.

6.	Section 3.4(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) Employee Termination For Cause. “Employee Termination For Cause” shall mean a termination of employment at the election of Employee when there is “Employee Cause”. “Employee Cause” shall mean a termination of employment by Employee for any reason or no reason within the ninety (90) calendar day period commencing twelve (12) calendar months after a Change of Control (as defined in Section 6.10 below) of Employer; or a termination of employment by Employee because and within six months of: (a) a material breach by Employer of any material provision of this Agreement which remains uncorrected for thirty (30) days following written notice of such breach by Employee to Employer; (b) a material reduction in Employee’s rank or responsibility with Employer which remains unrestored for thirty (30) days following written notice of such occurrence by Employee to Employer. Determination as to whether or not Employee Cause exists for termination of Employee’s employment will be made by the Board of Directors of Employer at a meeting in which Employee shall have the right to present his case for the existence of Employee Cause with, at his election, the assistance of counsel. Any determination by the Board of Directors of Employer of Employee Cause at such meeting shall not be entitled to any deferential or evidentiary weight or presumption of correctness and at the election of Employee shall be determined pursuant to Section 6.6 in a de novo review, with the Employee having the obligation to prove Employee Cause by clear and convincing evidence. During the foregoing process, Employer may, without Employer creating any default under this Agreement or incurring any additional liability of any kind and at Employer’s sole discretion, place Employee on paid administrative leave and relieve Employee of all or any part of his responsibilities. Notwithstanding the foregoing, and regardless of whether the process results in a finding that Employee Cause existed for the termination, the year in which such termination shall be deemed to have occurred, for purposes of determining Employee’s entitlement to payments of unpaid individual bonuses or incentive compensation shall be the year in which Employee first informs Employer that he is terminating his employment for Employee Cause.

7.	Section 3.5(i) of the Agreement is hereby deleted in its entirety and replaced with the following:

(i) Subject to and in accordance with the terms and conditions of the IRA, the cash value of Employee’s stock, options, or other equity interests in DEG for the following categories: (1) stock or other equity interests which represent a direct investment in DEG by the Employee; (2) options, both vested and unvested, which were previously granted to Employee and based on Employee’s continuity of employment; (3) any restricted stock previously granted to Employee; and (4) any vested performance-based options granted to the Employee. For purposes of clarification, it is specifically understood and agreed that: (a) all options previously granted under categories (2) above that are unvested at the time of the Employee’s termination of employment shall be immediately vested as of said date; and (b) all restricted stock previously granted to Employee under category (3) above shall have all restrictions lapse on the date of Employee’s termination. In addition, Employee will be entitled to retain any performance-based options previously granted to Employee for a period of one year following termination. If the metrics required for vesting of such unvested performance-based options are achieved by Employer during such one year period, then the performance-based options shall vest and Employee shall be entitled to exercise such options. If such metrics are not achieved by Employer upon the first anniversary of the date of Employee’s termination of employment, such options shall then be forfeited. The valuation, timing of payment, and other related matters regarding the payment of the aforesaid stock, other equity interests, or options shall be as set forth in the IRA.

8.	The following provisions are hereby added to the end of the existing Section 3.5(ii):

Notwithstanding the foregoing, if Employer terminates Employee in anticipation of or within one year following a Change of Control (and excluding a termination for Employer Cause), Employer shall pay to Employee a severance benefit consisting of two times Employee’s base salary as in effect at the date of Employee’s termination of employment and two times his Target Annual Bonus (based upon Employee’s last base salary amount prior to termination) in a single lump sum cash payment no later than thirty (30) days following Employee’s termination of employment.

9.	Section 3.5(v) of the Agreement is hereby deleted in its entirety and replaced with the following:

(v) Employer shall maintain Employee’s medical, dental and life insurance benefits for a period of two years from the date of Employee’s termination on substantially the same basis as would have otherwise been provided had Employee not been terminated. To the extent that such benefits are available under Employer’s insurance and Employee had such coverage immediately prior to termination, such continuation of benefits for Employee shall also cover Employee’s dependents.

10.	The following two Sections are hereby added after Section 6.9 of the Agreement:

6.10 For purposes of this Agreement, the term “Change of Control” means any one or more of the following events: (i) any person (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”)) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than DEG or its affiliates, or a subsidiary or employee benefit plan (or any related trust) of Employer, becomes, directly or indirectly, the beneficial owner of (A) 50% or more of the common stock of either Employer or Dresser Ltd., a Bermuda corporation, (each, a “Principal DEG Entity”) or (B) securities of a Principal DEG Entity entitled to vote generally in the election of directors of such Principal DEG Entity (“Voting Securities”) representing 50% or more of the combined voting power of all Voting Securities of such Principal DEG Entity; (ii) if the persons who were shareholders of Dresser, Ltd. as of the Amendment Date (“Existing Shareholders”) directly or indirectly own less than 33% of the Voting Securities of a Principal DEG Entity and there is another beneficial owner of a greater percentage of the Voting Securities of such Principal DEG Entity than the Existing Shareholders as a group; (iii) if Dresser, Ltd. (or any successor to all or substantially all of its assets) owns, directly or indirectly, less than 66-2/3% of the Voting Securities of Employer (or any successor to all or substantially all of its assets) and each other current or future company then in the chain of ownership between Dresser, Ltd. and Employer (including, without limitation, Dresser Holding, Ltd. (“DHL”), a wholly owned subsidiary of Dresser, Ltd., and Dresser Holding, Inc. (“DHI”), a wholly owned subsidiary of DHL, from the Amendment Date until they cease to be in such chain of ownership), other than as a result of a merger or consolidation of Employer, DHL, or DHI (or their successors) with and into Dresser, Ltd., DHL, or DHI (or their successors) or the downstream merger or liquidation of Dresser, Ltd. as a result of tax restructuring as a result of which (in the case of each of a merger, consolidation, downstream merger or liquidation) the holding company structure is eliminated, and in each case which do not otherwise constitute a Change of Control; (iv) individuals who, as of the Amendment Date, constitute the Board of Directors of a Principal DEG Entity (the “Incumbent Directors”) cease for any reason to constitute at least 75% of the members of such Board; provided that any individual who becomes a director after the Amendment Date whose election or nomination for election by Employer’s shareholders was approved by at least 75% of the members of the Incumbent Directors or who was elected by the shareholders at a time when the First Reserve Funds and Odyssey Investment Partners directly or indirectly own more than 75% of the Voting Securities of a Principal DEG Entity (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened “election contest” relating to the election of the directors of a Principal DEG Entity (as such terms are used in Rule 14a-11 under the Exchange Act), “tender offer” (as such term is used in Section 14(d) of the Exchange Act) or a proposed Merger (as defined below)) shall be deemed to be a member of the Incumbent Board; (v) approval by the stockholders of a Principal DEG Entity of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the individuals and entities who were the respective beneficial owners of the outstanding common stock and Voting Securities of a Principal DEG Entity immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 60% of, respectively, the common stock and the combined voting power of the Voting Securities of the corporation resulting from such Merger in substantially the same proportions as immediately before such Merger, or (B) a plan of liquidation of a Principal DEG Entity or a plan or agreement for the sale or other disposition of all or substantially all of the assets of Employer other than any such sale or other disposition to a Subsequent Employer; or (vi) any other transaction, event, or circumstance, regardless of form (collectively “Transaction”), which results in control over the strategic and operational decisions of a Principal DEG Entity by a board of directors, committee, or group other than the Board of Directors of Employer or some subcomponent thereof (collectively, the “New Board”); provided however, that such Transaction referenced in (vi) and not also referenced in (i), (ii), (iii), (iv) or (v) shall not be deemed to result in a Change of Control if Employee reports to and is a member of the New Board, and remains President and Chief Operating Officer of Employer. Notwithstanding the foregoing, Employer may request and Employee may in his sole discretion accept that any transaction or series of transaction not be considered to be a Change of Control hereunder.

6.11 Notwithstanding anything in any agreement between Employer and Employee to the contrary, any unvested options held by Employee will terminate without value upon termination of Employee’s employment for Employer Cause or resignation by Employee without Employee Cause. However, all unvested options that are based on Employee’s continutity of employment will immediately vest upon any termination other than for Employer Cause or resignation by Employee without Employee Cause. Vested options will expire if unexercised sixty days following the first anniversary of termination. Section 4 of the IRA shall govern the respective rights of the Employer and Employee with respect to the repurchase of any stock or stock rights of Employee (including as provided in Sections 3.3(i) and 3.5(i)), except that the following provisions shall apply:

(a) notwithstanding language in Section 4.1 of the IRA, the term “Put Shares” shall include vested Stock Rights (as defined in Section 3.5 of the IRA);

(b) Employer shall deliver the “Notice of Repurchase” described in Section 4.3 of the IRA, if at all, prior to the date which is 358 days following the Termination Date;

(c) following (i) delivery of any Put Notice, or (ii) delivery of any Notice of Repurchase, provided Employee has delivered the number of Repurchase Shares specified in the Put Notice or Repurchase Notice, as the case may be, Employer shall pay the “Repurchase Price” for such “Repurchase Shares” in cash in immediately available funds prior to the date which is the later of (x) 90 days following the Put Notice or Notice of Repurchase, as the case may be, or (y) the first date that Employer may make such payment without violating any legal restrictions or contractual restrictions imposed on Employer pursuant to its financing arrangements.

11.	Except as set forth herein, the Agreement remains in full force and effect. Capitalized terms used herein without definition shall have the meaning assigned such terms in the Agreement.

IN WITNESS WHEREOF, Employer and Employee have duly executed this Amendment in multiple originals.

DRESSER, INC.

By:	/s/ MARK J. SCOTT
Name:	Mark J. Scott
Title:	Senior Vice President, Human Resources

EMPLOYEE

/s/ JOHN P. RYAN
Name:	John P. Ryan

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